EXHIBIT 15

US Ecology, Inc.

Boise, ID

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2013, and 2012, as indicated in our report dated October 31, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, is incorporated by reference in Registration Statement Nos. 333-157529, 333-68868, 333-93105, 333-140419, and 333-69863 on Form S-8, Registration Statement No. 333-187001 on Form S-3, and Registration Statement No. 333-187003 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, Idaho

October 31, 2013